MVP REIT, INC.
SUPPLEMENT NO. 2 DATED DECEMBER 20, 2013
TO THE PROSPECTUS DATED OCTOBER 7, 2013

This Supplement No. 2 supplements, and should be read in conjunction with, our prospectus dated October 7, 2013 and Supplement No. 1 dated November 21, 2013, relating to our offering of up to $550,000,000 in shares of our common stock. Terms not otherwise defined herein have the same meanings as set forth in our prospectus. References to “we,” “our,” or “us” in this supplement refer to MVP REIT, Inc. and its subsidiaries, unless the context requires otherwise.

The purpose of this supplement is to disclose:

•	an update to the suitability standards in our prospectus and the subscription agreement to include specific requirements for Kansas investors;

•	a change in the ownership of our advisor;

•	an update to the composition of our board of directors;

•	an irrevocable waiver by our advisor of certain rights with respect to our convertible stock and the property management fee payable to our advisor;

•
our ability to pay our advisor acquisition fees and expenses in excess of 6.0% of the purchase price of an asset but only if our board of directors (including a majority of our independent director) approve the transaction as commercially competitive, fair and reasonable to the Company in accordance with the terms of our existing charter;

•	a summary of our distributions through September 30, 2013 and the sources thereof; and

•	our recent real property investments.

Update to Suitability Standards for Kansas Investors

The following suitability requirements for Kansas investors are hereby added to the section of our prospectus entitled “Suitability Standards” beginning on page i of our prospectus:

“Kansas:  It is recommended by the Office of the Securities Commissioner that Kansas investors limit their aggregate investment in the securities of the Issuer and other non-traded business development companies to not more than 10% of their liquid net worth.  For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.”

In addition, attached hereto as Appendix A is an updated subscription agreement for Kansas investors, which includes a space in Section 7 thereof for Kansas investors to place their initials indicating an understanding of the foregoing provision.

Change in Ownership of Our Advisor

On November 27, 2013, we filed a Form 8-K with the Securities and Exchange Commission (the “SEC”) disclosing that MVP Capital Partners, LLC, which owns 60% of our advisor, MVP Realty Advisors, LLC, has entered into an agreement in principle to transfer its entire interest in our advisor. Forty percent of the membership interests in our advisor will be transferred to Vestin Realty Mortgage I, Inc., or VRTA, and twenty percent of the membership interests will be transferred to Vestin Realty Mortgage II, Inc., or VRTB. The parties consummated the transfers of the membership interests on December 19, 2013.  As a result, VRTB and VRTA now own 60% and 40% of our advisor, respectively.

MVP Capital Partners, LLC retained an interest in the future profits of our advisor. It will receive one-third of the net profits of our advisor after the capital investments made by the equity owners of our advisor have been repaid in full and they have received an annualized return of 7.5% on their capital investments.

No changes in the personnel or policies of our advisor are expected as a result of this change in ownership.

Composition of Our Board of Directors

The change in ownership of our advisor also will not result in any changes in our personnel or policies. Our board, however, has determined that Fredrick J. Zaffarese, who remains as a director of VRTA and VRTB, is no longer deemed an independent director as defined under the North American Securities Administrators Association Statement of Policy Regarding Real Estate Investment Trusts (the “NASAA REIT Guidelines”) in light of the change in ownership of our advisor. Robert J. Aalberts, John E. Dawson and Daryl Idler, Jr., each of whom has resigned from the VRTA board and/or the VRTB board, continue to remain as independent directors as defined under the NASAA REIT Guidelines.  As of the date of this supplement, our board consists of the following six members, four of whom are independent directors as defined under the NASAA REIT Guidelines:

Name	Position
Robert J. Aalberts	Independent Director
John E. Dawson	Independent Director
Daryl Idler, Jr.	Independent Director
Nicholas Nilsen	Lead Independent Director
Fredrick J. Zaffarese Leavitt	Director
Michael V. Shustek	CEO, President, Director

Irrevocable Waivers by Our Advisor of Certain Rights
under the Advisory Agreement and Our Existing Charter

Convertible Stock

On December 20, 2013, our advisor executed and delivered an irrevocable waiver (the “Waiver”)  in our favor, pursuant to which our advisor irrevocably waived its rights under our advisory agreement and our existing charter to convert its shares of our convertible stock into our common stock if and when we list our common stock for trading on a national securities exchange. As a result, the 1,000 shares of our convertible stock issued to our advisor will convert to shares of common stock representing 3.50% of the outstanding shares of our common stock immediately preceding the conversion only if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital, or (B) we terminate or fail to renew the advisory agreement (other than for “cause” as defined in our advisory agreement). A listing of our common stock for trading on a national securities exchange alone will not trigger conversion. All references in our prospectus, including on pages 23, 56, 84 and 172, to the conversion of our convertible stock into common stock upon the listing of our common stock for trading on a national securities exchange are hereby deleted.

Property Management Fee

As part of the Waiver, our advisor also irrevocably waived its rights to receive a property management fee with respect to any real property owned that are subject to triple net leases. The advisory agreement currently provides for payment to our advisor of a monthly market-based fee for property management services of up to 6.00% of the gross revenues generated by our properties. As a result of the Waiver, no property management fee will be paid on any real property owned that are subject to triple net leases pursuant to which the tenants pay all or a majority of all real estate taxes, building insurance, and maintenance expenses.

Acquisition Fees and Expenses

As disclosed in our prospectus, the total of all acquisition fees and acquisition expenses, which include loan brokerage fees and loan evaluation and processing fees, will not exceed 6.0% of the purchase price of any real property acquired or, in the case any real estate secured loan, 6.0% of the total amount of loan proceeds advanced. Although we do not intend to exceed the 6.0% limit, our charter permits us to do so if a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction approve fees and expenses in excess of this limit based on the board’s determination that the transaction is commercially competitive, fair and reasonable to the Company. To reflect the foregoing provision in our charter, footnote 5 on pages 24 and 68 of our prospectus is hereby deleted in its entirety and replaced with the following:

“(5) We will reimburse our advisor for actual expenses incurred in connection with the selection or acquisition of an investment, whether or not we ultimately acquire the investment. The total of all acquisition fees and acquisition expenses, which include loan brokerage fees and loan evaluation and processing fees, will not exceed 6.0% of the purchase price of any real property acquired or, in the case any real estate secured loan, 6.0% of the total amount of loan proceeds advanced; provided, however, that a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction may approve fees and expenses in excess of this limit based on their determination that the transaction is commercially competitive, fair and reasonable to the Company.”

Summary of Distributions Year to Date

On June 4, 2013, we issued a press release announcing that our board of directors has approved an increase in the monthly distribution rate on our common shares to an annualized distribution rate of 6.7%, assuming a purchase price of $9.00 per share or $0.05025 monthly. We anticipate paying distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day). As of September 30, 2013, we had paid approximately $288,000 in distributions to our stockholders, all of which have constituted a return of capital.

Our total distributions paid for the quarterly periods from January 1, 2013 through September 30, 2013, the sources of such distributions, the cash flows provided by (used in) operations and the number of shares of common stock issued pursuant to our distribution reinvestment plan, or DRP, are detailed below.

	Quarter Ended March 31, 2013		Quarter Ended June 30, 2013 (unaudited)		Quarter Ended September 30, 2013
Distributions paid in cash	57,000		59,000		131,000
Distributions reinvested in DRP:	8,000		12,000		20,000
Total distributions:	65,000		71,000		151,000
Sources of distributions:
Proceeds from issuance of common stock	$57,000	(100.0%)	$59,000	(100.0%)	$131,000	(100.0%)
Cash flows provided by operations	$0	(0.0%)	$0	(0.0%)	$0	(0.0%)
Proceeds from borrowings	$0	(0.0%)	$0	(0.0%)	$0	(0.0%)
Total sources:	$57,000	(100.0%)	$59,000	(100.0%)	$131,000	(100.0%)

Cash flows provided by (used in) operations (GAAP basis)	67,000		(433,000)		558,000

Number of shares of common stock issued pursuant to DRP	952		1,403		2,248

To date, we have paid all of our distributions from proceeds from issuance of our common stock in the offering or under our distribution reinvestment plan. Our organization documents permit us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. We have not placed a cap on the use of offering or other proceeds to fund distributions. Our distribution policy is to fund the payment of regular distributions to our stockholders from cash flow from our operations. Until the proceeds from this offering are fully invested and from time to time during the operational stage, however, we may not generate sufficient cash flow from operations to fund distributions. We can give no assurance that we will be able to continue to pay distributions, or to pay distributions solely from our funds from operations in the future. All of our distributions to date have constituted a return of capital, rather than a return on capital. To the extent that portions of the distributions that we make may represent a return of capital to you, it will lower your tax basis in our shares. If we continue to pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced.

Recent Property Acquisition

The disclosure in our prospectus and Supplement No. 1 under “Investment Strategy, Objectives and Policies—Information Regarding Our Investments” is hereby supplemented with the following:

On November 26, 2013, we filed a Form 8-K with the SEC disclosing the closing of our acquisition of a 22,000-square-foot office building located at 8945 W. Post Road, Las Vegas, Nevada for $6.1 million (the “Property”). The acquisition closed on November 20, 2013 and was completed as part of an overall $55.1 million purchase agreement covering the acquisition of five buildings located in the same office park as previously disclosed in Supplement No. 1.

The Property is a two-story building built in 2008 and is 89% occupied by professional tenants. All tenants are subject to triple net leases, under which the tenant is responsible for the majority of the costs associated with maintaining the building. The lease terms range from 5 years to 10 years.

We financed the acquisition through the assumption of approximately $3.2 million in existing debt and the transfer of approximately 323,024 shares of our common stock to the seller at $8.775 per share, of which approximately 11,400 shares were held back until such time as the Property meets certain occupancy levels and other additional conditions are met.

APPENDIX A

SUBSCRIPTION AGREEMENT FOR KANSAS INVESTORS

                        MVP REIT, Inc.
                          Subscription Agreement

INSTRUCTIONS TO INVESTORS

Subscription of shares may not be accepted until at least five business days after the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

SECTION 1:                      Indicate investment amount SECTION 2:Choose type of ownership
SECTION 3:                      All names, addresses, Social Security or Tax ID numbers of all investors or Trustees SECTION 4:Distribution allocation
SECTION 5:                      Signatures and initials of all investors

SECTION 6:                      Registered Representative/Financial Advisors to complete and sign SECTION 7:Additional instructions to investors
SECTION 8:                      Substitute W-9 Form for investors

NON CUSTODIAL OWNERSHIP

For non-custodial ownership accounts, please mail completed and executed ORIGINAL documents, along with your check made payable to “MVP REIT, Inc.” to the following address:

Regular Mail: MVP REIT, Inc.	Payment by Wire:	DST as agent for MVP REIT, Inc.
P.O Box 219390		DDA: 987-2013-247
Kansas City, MO 64121-9390		UMB: 101-0069-5

•	Accounts with more than one owner must have all parties sign where indicated on Section 5.
•	Attach copies of all plan documents for Trust, Corporations, Partnerships and Pension Plans.
•	If you have any questions, please call MVP Investor Services at 877-684-6871.

CUSTODIAL OWNERSHIP

Please complete the subscription agreement along with any forms/applications provided by your custodian and SEND ALL CUSTODIAN DOCUMENTS ALONG WITH THIS ORIGINAL SUBSCRIPTION AGREEMENT DIRECTLY TO YOUR CUSTODIAN.

•	If you have any questions, please call MVP Investor Services at 877-684-6871.

1.	OWNERSHIP

Purchase of MVP REIT, Inc. shares at $9.00 per share.                                                                                             Method of Payment:

Minimum investment is $4,500.00 for Non-Custodial                                                                                           ❑ Check Enclosed
Accounts and $1,350.00 for Custodial Accounts                                                                                           ❑ Funds Wired**
❑	Check sent separately

Total Invested: $                                                 **Payment by Wire: Number of Shares:
DST as agent for MVP REIT, Inc DDA: 987-2013-247
UMB: 1010-0069-5

This is an:                                                        ❑ Initial Investment                                                                         ❑ Additional Investment to Account #

2.	OWNERSHIP – Non Custodial Ownership

❑Individual Ownership ❑TOD**	❑Community Property WROS*	❑UTMA/UGMA State of
❑Joint Tenants with Rights of Survivorship ❑TOD**	❑Corporate Ownership Include Corporate Resolution ❑“C Corp”❑ ”S Corp”	❑Pension/Profit Sharing Plan*** Include Plan Documents
❑Tenants in Common*	❑LLC Ownership Include LLC Agreement	❑Non-Profit Include Plan Document
❑Tenants by the Entirety*	❑Partnership Ownership Include Partnership Agreement	❑Other (Specify)
❑Community Property*	❑Trust- Include Trust Certification

*All parties must sign.   **Please complete separate Transfer on Death (TOD) form.
*** See “ERISA Consideration” in the Company’s prospectus for a discussion of risks related to an investment in shares by certain tax-exempt of tax-deferred plans.
I/we have made the above designation taking into consideration what is in our best interest.

Initial:

2a. OWNERSHIP - Custodial Ownership

❑Traditional IRA*	❑ROTH IRA*	❑ Simplified Employee Pension/Trust (S.E.P)*	❑ Pension or Profit Sharing Plan**
Name of Custodian or Institution
Mailing Address
City		State	Zip
Custodian Tax ID #		Custodian Telephone
Custodian Account # *CUSTODIAL SIGNATURE REQUIRED

3. INVESTOR INFORMATION
INVESTOR/BENEFICIAL OWNER Circle One:	Mr. ❑	Mrs. ❑	Ms. ❑
Investor/Trustee/Administrator/UTMA/UGMA*
*if UTMA/UGMA please provide minor’s name

First_                                           _       Middle Int.

Last

Date of Birth MM/DD/YYYY

Social Security # or Tax ID #

Citizen Status (Required) ❑                                                        U.S. Citizen                           ❑ Resident Alien                                 ❑Non-Resident Alien*

*If non-resident agent, investor must submit an original of the appropriate W-8 Form (W-8ECN, W-8ECI, W-8EXP or W-8IMY) in order to make an investment.

CO-INVESTOR/BENEFICIAL OWNER	Mr. ❑	Mrs. ❑	Ms. ❑
Circle One: Co-Investor/Co-Trustee/Administrator/UTMA/UGMA* *if UTMA/UGMA please provide custodian’s name

First_

Middle Int.

Last

Date of Birth MM/DD/YYYY

Social Security # or Tax ID #

Citizen Status (Required) ❑                                                         U.S. Citizen                          ❑ Resident Alien                                 ❑Non-Resident Alien*

TRUST/PENSION/PSP/LLC/PARTNERSHIPS OR OTHER - Please Complete Title
Entity Name:
Tax ID #:	Date of Trust/Pension/PSP/Other:

INVESTOR ADDRESS
Resident Address (no P.O. boxes required by law)
Street:	City:
State:	Zip:
Alternate Mailing Address (P.O. boxes are acceptable)
Street:	City:
State:	Zip:
Home Telephone:	Business Telephone:

4. DISTRIBUTION OPTIONS

NON-CUSTODIAL OWNERSHIP

❑Mail to Address of Record                                                         ❑ Check Box to Change Current Distribution Option
(applicable on additional purchases only)

❑Distribution Reinvestment Plan: Investor elects to participate in the Distribution Reinvestment Plan described in the prospectus and reinvest the entire distribution.

Initial:

Distribution Sent:

❑

Via Mail-
Complete information below

❑

Via Electronic Deposit (ACH) To authorize ACH as set forth in section 7 please check the box and complete the section below
If ACH, check type of account❑Checking ❑Savings

  Name of Bank, Brokerage Firm or Individual

  Distribution Mailing Address

City                                                         State                                 Zip

ABA /Routing #                                                         Bank or Brokerage Account #

REQUIRED: A VOIDED CHECK/DEPOSIT SLIP MUST BE ENCLOSED FOR DISTRIBUTIONS VIA ACH

CUSTODIAL OWNERSHIP

❑	Mail to Custodial Account	❑ Check Box to Change Current Distribution Option
applicable on additional purchases only

❑      Distribution Reinvestment Plan: Investor elects to participate in the Distribution Reinvestment Plan described in the prospectus and reinvest the entire cash distribution. Investor may change such election at any time by written notice to the Company. Under no event will the Distribution Reinvestment Plan allow, or be amended to allow, automatic enrollment of investors in the Plan without affirmative consent from the investors to enroll.

Initial:

This space has been intentionally left blank

5. SIGNATURE
The undersigned acknowledges and/or represents (or in the case of fiduciary accounts the person authorized to sign on such subscriber’s behalf) the following: (You must initial each of the representations below)

Owner	Co-Owner
a)(i)(A) I/we have a minimum net worth (not including home, home furnishings and personal automobile) of at least $70,000 and estimate that I/we have a gross income due in the current year of at least $70,000; or (B) I/we have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; and

(ii)          we have a net worth (excluding home, home furnishings and automobiles) of at least ten times our investment in MVP REIT and similar programs; and

(iii)          I/we meet such higher suitability as may be required by certain states and set  forth in Section 7 “Additional Instructions to Investors.” (You must initial the additional representation set forth in Section 7, to the extent applicable.)

In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

Owner	Co-Owner	b)I/We have received the final prospectus of MVP REIT, Inc. (Subscription of shares may not be accepted until at least five business days after the date the subscriber receives the final prospectus)
Owner	Co-Owner
c)I/We are purchasing the shares for my/our own account and I am/we are purchasing shares o behalf of a trust or other entity of which I am/we are trustee(s) or authorized agent(s) I/we have due authority to execute the Subscription Agreement and do hereby legally bind the trust or other entity of which I am/we are trustee(s) or authorized agent(s).

Owner	Co-Owner	d)I/We acknowledge that shares are not liquid, there is not current market for the shares and the investors may not be able to sell the securities.

Signature-Investor/Trustee/Administrator/Power    of Attorney (include POA)

Date (MM/DD/YYYY)

Print Name-Investor/Trustee/Administrator/Power of Attorney

Signature-Co-Investor/Co-Trustee (if Applicable)                                                                                  Date (MM/DD/YYYY)

Print Name-Co-Investor/Co-Trustee

Signature - Custodian                                                                       Date (MM/DD/YYYY) For custodian Use-Affix Medallion Signature Guarantee
Stamp here by stamping you are attesting to Section 2a

6.	BROKER DEALER/REGISTERED REPRESENTATIVE

BROKER DEALER DATA- completed by selling Registered Representative (Please use Representative address-not home office address)

  Firm Name

  Firm Mailing Address

City                                                                                          State                     Zip

Broker Dealer Rep ID#                                                                       Registered Representative Telephone

Registered Representative E-Mail

  Registered Representative Name

  Branch #

   Broker Dealer Client Account #

RIA-Registered
Investment Advisors                                           REGISTERED INVESTMENT ADVISOR (RIA) NO SALES COMMISSIONS ARE PAID
ON THESE ACCOUNTS. Check only if investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an advisor is a FINRA licensed Registered Representative affiliated with a broker dealer, the transaction should be conducted through the broker dealer, not through the RIA.

The undersigned confirm on behalf of the Broker Dealer that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor, (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current prospectus and related supplements, if any , to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds   to believe that the purchase of Shares is a suitable investment for such investor, that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

The undersigned Registered Representative/RIA further represents and certifies that, in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under the firm’s existing Anti-Money Laundering Program and Customer Identification Program

Signature-Registered Representative/RIA (Required)                                                                                            Signature-Broker/Dealer (if Applicable)

7.	ADDITIONAL INSTRUCTIONS TO INVESTORS

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

General Standards for all Investors: Investors must have (i) either (a) a net worth (excluding home, home  furnishings and automobiles) of at least $250,000 or (b) a minimum annual gross income of $70,000 and a minimum net worth (excluding home, home furnishings and automobiles) of $70,000; and (ii) a net worth (excluding home, home furnishings and automobiles) of at least ten times their investment in MVP REIT and similar programs.

Specific Standards for certain Investors: Investors residing in the following states must meet additional financial suitability standards as set forth below. In addition to meeting the general standards, the undersigned further acknowledges and/or represents (or in the case of fiduciary accounts the person authorized to sign on such subscriber’s behalf) that the undersigned meets the following suitability standards to the extent applicable (initial below where relevant):

Owner	Co-Owner
California: Investors must have either (i) a net worth of at least $250,000, or (ii) a gross annual income of at least $75,000 and a net worth of at least $75,000. Please also see Exhibit A attached hereto for restrictions on transfers of the shares under the California Code of Regulations.

Owner	Co-Owner
Iowa: Investors must have (excluding the value of their home, furnishings and automobiles) either (i) a minimum net worth of $100,000 and an annual income of
$70,000, or (ii) a minimum net worth of $350,000. In addition, investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and all of our affiliates. “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner
Kansas. The Office of the Securities Commissioner recommends that Kansas investors limit their aggregate investment in the securities of the Issuer and other non-traded business development companies to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.

Owner	Co-Owner	Kentucky, Michigan, Oregon and North Dakota: Investors must have a liquid net worth of at least ten (10) times their investment in us.
Owner	Co-Owner
Maine: The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar offerings not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner
Nevada: Investors must have (excluding the value of their home, furnishings and automobiles) either: (i) a minimum net worth of $75,000 and an annual income of
$75,000, or (ii) a minimum net worth of $500,000. In addition, the investment in us must not exceed 10% of the investor’s net worth (exclusive of home, furnishings and automobiles).

Owner	Co-Owner
New Jersey: Investors who reside in the state of New Jersey must have either (i) a liquid net worth of $250,000 and annual gross income of $70,000 or (ii) a minimum liquid net worth of $500,000. Additionally, a New Jersey investor’s total investment in this offering and similar direct participation investments shall not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Owner	Co-Owner
Ohio: It shall be unsuitable for an Ohio investor’s aggregate investment in shares of the Company, affiliates of the Company and in other non-traded real estate investment programs to exceed ten percent (10%) of his or her liquid net worth.

Owner	Co-Owner
Pennsylvania: Because the minimum offering of our common stock is less than $50 million, Pennsylvania investors are cautioned to evaluate carefully our ability to accomplish fully our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $3.0 million minimum offering amount in other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $25 million in gross offering proceeds (including sales made to residents of other jurisdictions). See “Plan of Distribution — Special Notice to Pennsylvania Investors.”

Owner	Co-Owner
Tennessee: We will not offer to sell our common stock in Tennessee unless and until the offer and sale is permitted in such state. In addition, investors must have (excluding the value of their home, home furnishings and automobiles) either (i) a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or (ii) a minimum net worth of $500,000.  Because the minimum offering of our common stock is less than $50 million, Tennessee investors also are cautioned to evaluate carefully our ability to accomplish fully our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $3.0 million minimum offering amount in other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $10 million in gross offering proceeds (including sales made to residents of other jurisdictions). See “Plan of Distribution — Special Notice to Tennessee Investors.”

WE INTEND TO ASSERT THE REPRESENTATIONS IN THIS SUBSCRIPTION AGREEMENT AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT.  WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS.  AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON.  THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

AUTOMATED CLEARING HOUSE (“ACH”) LANGUAGE- I/we hereby authorize MVP REIT, Inc. (“Company”) to deposit distributions from my/our common stock of the Company into the account listed in Section 4 of the Subscription Agreement. I /we further authorize the Company to debit my account noted in Section 4 of the Subscription Agreement in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit.  In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions to which I am entitled until the erroneously deposited amounts are recovered by the Company.

This authorization to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.  This authorization is not valid to the extent that distributions are reinvested pursuant to the Distribution Reinvestment Plan.

8.	SUBSTITUTE W-9

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 1-B (Awaiting TIN) is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

SUBSTITUTE FORM W-9: Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)

Part 1 - TAXPAYER IDENTIFICATION NUMBER (“TIN”)
A.	Social Security Number OR Employer Identification Number

B.	Awaiting TIN	Please sign and date ADDITIONAL CERTIFICATION below.
C.	Exempt TIN

Part 2 - CERTIFICATION - Under penalties of perjury, I certify that:

(1)          The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);
(2)          I am not subject to backup withholding because (a) I am exempt from withholding or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to withholding as a result of failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3)	I am a U.S. person (including a U.S. resident alien)

YOU MUST CROSS OUT ITEM (2) IN PART 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDER-REPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURNS. HOWEVER, IF AFTER BEING NOTIFIED BY THE IRS STATING THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING YOU RECEIVED ANOTHER NOTIFICATION FROM THE IRS STATING YOU ARE NO LONGER SUBJECT TO WITHHOLDING, DO NOT CROSS OUT ITEM (2). IF YOU ARE EXEMPT FROM BACKUP WITHHOLDING, CHECK THE BOX IN PART 1-C.

Signature                                                                                   Date (mm/dd/yyyy)                                         /_          /

Name (Please print)

Address (Please print)

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU FROM THE ESCROW ACCOUNT. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

ADDITIONAL CERTIFICATION

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED B IN PART 1 OF SUBSTITUTE FORM W-9. CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a Taxpayer Identification Number has not been issued to me and that either (1) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Center   or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if   I do not provide a Taxpayer Identification Number to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

Signature

Date (mm/dd/yyyy)                                       /_             /

EXHIBIT A

RESTRICTIONS ON TRANSFER SET FORTH IN RULE 260.141.11 OF THE CALIFORNIA CODE OF REGULATIONS TITLE 10, CHAPTER 3 (The “CA Code”)

(a)      The issuer of any security upon which a restriction on transfer has been imposed pursuant to Section 260.102.6, 260.141.10 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security.

(b)       It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of these rules), except:

(1)       to the issuer;

(2)	pursuant to the order or process of any court;

(3)	to any person described in Subdivision (i) of Section 25102 of the CA Code or Section
260.105.14 of these rules;

(4)       to the transferors ancestors, descendants or spouse or any custodian or trustee for the account of the transferor or the transferors ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferees ancestors, descendants or spouse;

(5)	to the holders of securities of the same class of the same issuer;

(6)	by way of gift or donation inter vivos or on death;

(7)       by or through a broker-dealer licensed under the CA Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;

(8)       to a broker-dealer licensed under the CA Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or group;

(9)       if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule is not required;

(10)          by way of a sale qualified under Sections 25111, 25112, or 25113, or 25121 of the CA Code, of the securities to be transferred, provided that no order under Section 25140 or Subdivision
(a) of Section 25143 is in effect with respect to such qualification;

(11)          by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;

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(12)          by way of an exchange qualified under Section 25111, 25112, or 25113 of the CA Code, provided that no order under Section 25140 or Subdivision (a) of Section 25148 is in effect with respect to such qualification;

(13)          between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state;

(14)          to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state; or

(15)          by the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state, if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

(16)          by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities, provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

(c)      The certificate representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10- point size, reading as follows:

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

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MVP REIT, Inc.,
Transfer of Death Form (T.O.D.)

Standard Mail: MVP REIT Inc. P.O. Box 219390, Kansas City, MO 64121-9390 Overnight Mail: 430 W. 7th Street, Kansas City, MO 64105

For Questions, please call (877)684-6871

Transfer on Death Information
•
A Transfer on Death (T.O. D.) designation transfers ownership of shares to the registered owner’s beneficiary(ies) upon death, provided that MVP REIT, Inc. receives proof of death and other documentation it deems necessary or appropriate.

•	Until the death of the account owner (s) the T.O.D. beneficiary(ies) has (have) no present interest in or authority over the account.

•
A T.O.D. designation will be accepted only where shares are owned by a natural person and registered in that individual’s name or by two or more natural persons as joint tenants with rights of survivorship.

•
Accounts registered to trusts, corporations, charities and other such entities may not declare a T.O. D. designation because they are considered perpetual. These entities, however, may be listed as a beneficiary on a T.O. D. for accounts registered to a natural person.

•
A T.O.D. designation made by joint tenants with rights of survivorship does not take effect until the last of all multiple owners dies. The surviving owners may revoke or change the T.O. D. designation at any time.

•	If the beneficiary(ies) does (do) not survive the registered owner(s) the shares will be treated as belonging to the decedent’s estate.

•	A minor may be named as a beneficiary with a custodian.
•	A T.O.D. designation and all rights related thereto shall be governed by the laws of the State of Maryland.
•	A T.O.D. designation may be voided at any time by MVP REIT, Inc., in its sole discretion if there is any doubt as to the validity or effectiveness of a T.O.D. designation.

Investor Information

Name of Registered Owner                                                                                                                                      (exactly as name appears in section 3 of the subscription agreement)

Registered Owner’s SSN

Daytime Phone #

State of Residence

Joint Owner Information

Name of Joint Owner                                                                                                                                       (exactly as name appears in section 3 of the subscription agreement)

Joint Owner’s SSN

Daytime Phone #

State of Residence

Type of T.O.D. Designation
New T.O.D. Designation ❑	Change existing T.O.D Designation❑	Revoke an existing T.O.D. Designation ❑ (Shares will be registered in name of investors only)

Transfer on Death Designation

I/we authorize MVP REIT, Inc., to register all of my/our shares of its common stock in beneficiary form, assign in ownership on my/our death to my/our beneficiary(ies). I/we understand that if more than one beneficiary is listed, the shares will be divided equally.

Primary Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

Secondary Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

Third Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

Custodian of Minor Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

Authorization & Signatures

By signing below, I/we authorize MVP REIT, Inc., to register all of my/our shares of its common stock in T.O.D.   form. The designations(s) will be effective on the date of receipt. Accordingly, I/we hereby revoke any beneficiary designation(s) made previously with respect to my/our MVP REIT Inc., shares. I/we have reviewed the information set forth below. I/we agree on behalf of myself/ourselves and my/our heirs, assigns, executors, administrators and beneficiaries to indemnify and hold harmless MVP REIT, Inc. and any and all of its affiliates, agents, successors and assigns, and their respective directors, managers, officers and employees, from and against any and all claims, liability, damages, actions and expenses arising directly or indirectly out of or resulting from the transfer of my/our shares in accordance with this T.O.D designation. I/we further understand that MVP REIT Inc., cannot provide any legal advice and I/we agree to consult with my/our attorney, if necessary, to make certain that the T.O.D. designation is consistent with my/our estate and tax planning.

Sign exactly as the name(s) appear(s) in the Subscription Agreement/Signature Page. All registered owners must sign. This authorization form is subject to the acceptance of MVP REIT Inc.

SIGNATURE OF REGISTERED OWNER                                                                       DATE

SIGNATURE OF JOINT OWNER                                                                       DATE

[Missing Graphic Reference]

MVP REIT, Inc.,

Additional Subscription Form

Standard Mail: MVP REIT Inc. P.O. Box 219390, Kansas City, MO 64121-9390 Overnight Mail: 430 W. 7th Street, Kansas City, MO 64105

For Questions, please call (877)684-6871

Please complete this form if you are a current investor in MVP REIT, Inc., (“the Company”) who desires to purchase additional shares for the Company common stock and who purchase his/her shares from the Company. Investors who did not acquire shares from the Company (e.g., who acquired shares through a transfer of ownership or transfer on death) and who wish to make additional investments must complete the Company subscription agreement in its entirety.

Investment

PLEASE NOTE: We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks or cash. All additional  investments must be for at least $900.  If you qualify for a particular volume discount as the result of multiple purchases of our shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally once you qualify for a volume discount, you will receive the benefit for subsequent purchase of our shares.

Amount of Subscription $_

State of Sale

Shares being purchased

Account Information (MUST BE CONSISTENT WITH THE ORIGINAL SUBSCRIPTION AGREEMENT)

Please print the exact current registration in which Shares are registered. Include custodian or trust name if applicable.

Name of Investor

Name of Joint Owner

Account Number

Tax ID/Social Security Number

Address

City                                                                  State                                          Zip

Telephone                                                                        E-Mail

Authorized Signature(s)

Represents that I/we:  (i) either (a) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the Company) I/we have gross income due to the current year of at least $70,000; or (b) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; and (ii) have a net worth (excluding home, home furnishings and automobiles) of at least ten times my/our investment in the Company and similar programs; and (iii) satisfy such higher suitability as may be required by certain states and set for in the “Investor Suitability Standards” section of the Prospectus.  In the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.

All investor(s) /registration owner(s) must sign the form to subscribe to authorize the above instructions.

SIGNATURE OF OWNER                                                      DATE                                     SIGNATURE OF JOINT OWNER                                                          DATE

Or for qualified plans, of Trustee/Custodian

You may not purchase additional Shares unless you meet the applicable suitability requirements set forth in the then current Prospectus (as supplemented) at the time of purchase. Please consult your Financial Representative if you have had any change in your circumstances which might affect your ability to meet the applicable suitability requirements.  See and complete the remainder of this document.

PLEASE CAREFULLY READ AND SEPARATELY INITIAL EACH OF THE REPRESENTATIONS BELOW.

Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such investor’s behalf) the following (ALL appropriate lines must be initialed):

INVESTOR                             JOINT OWNER

(a)         Acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the prospectus MVP REIT Inc.

INITIALS                                INITIALS

(b)	Represents that I (we): (i) either (a) have a net worth (excluding home, home furnishings and
automobiles) of at least $70,000 and estimate that (without regard to investment in the                                                                                                                                                     INITIALSINITIALS Company) I (we) have gross income due in the current year of at least $70,000; or (b) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; and (ii) have a net worth (excluding home, home furnishings and automobiles) of at least ten times my/our investment in the Company and similar programs; and (iii) satisfy such higher suitability as may be required by certain states and set forth in the ‘Investor Suitability Standards’ section of the Prospectus.  In the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor   who directly or indirectly supplies the funds for the purchase of the Shares;

(c)	Represents that the investor is purchasing the Shares for his or her own account;

INITIALS                                INITIALS

(d)	Acknowledges that the Shares are not liquid;	INITIALS	INITIALS

(e)	If an affiliate of the Company, represents that the Shares are being purchased for investment

purposes only and not for immediate resale.                                                                                                                     INITIALS                                INITIALS

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